As filed with the Securities and Exchange Commission on June 4, 2010
Registration No. 33-72568

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 4
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
T. ROWE PRICE GROUP, INC.
(Exact name of registrant as specified in its charter)

Maryland	52-2264646
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

100 East Pratt Street
Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)
T. ROWE PRICE GROUP, INC. 1993 STOCK INCENTIVE PLAN
(Full title of plan)

(Name, address and telephone
number of agent for service)
James A.C. Kennedy	(Copy to:)
Chief Executive Officer and President	R.W. Smith, Jr., Esquire
T. Rowe Price Group, Inc.	DLA Piper LLP (US)
100 East Pratt Street	6225 Smith Avenue
Baltimore, Maryland 21202	Baltimore, Maryland 21209-3600
(410) 345-2000	(410) 580-3000
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTES
     The Registrant is filing this Post-Effective Amendment No. 4 to the Registration Statement on Form S-8 filed on December 3, 1993 (file no. 33-72568) to remove from that registration statement certain shares of the Registrant’s Common Stock, par value $.20 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Registrant’s 1993 Stock Incentive Plan (the “1993 Plan”).
     The Registrant has since adopted two new stock incentive plans, the T. Rowe Price Group, Inc. 2001 Stock Incentive Plan (the “2001 Plan”) and the T. Rowe Price Group, Inc. 2004 Stock Incentive Plan (the “2004 Plan”). The 1993 Plan was terminated effective as of April 5, 2001. All shares remaining available for issuance under the 1993 Plan that were not otherwise subject to outstanding awards on April 5, 2001, as well as all shares subject to awards that were forfeited, expired or cancelled from April 5, 2001 through October 31, 2004, were reallocated to the 2001 Plan and the 2004 Plan. Since October 31, 2004 to the date of this filing, awards with respect to 1,556,652 shares under the 1993 Plan were forfeited, expired, canceled or settled in cash without delivery of shares of Common Stock, tendered or withheld to satisfy the exercise price and/or tax withholding obligations in connection with awards, or forfeited back to the Registrant after delivery because of the failure to meet an award contingency or condition under the terms of the 1993 Plan (the “Carried Forward Shares”).
     Contemporaneously with the filing of this Post-Effective Amendment No. 4, the Registrant is filing a Registration Statement on Form S-8 to register the Carried Forward Shares for offer or sale pursuant to the 2004 Plan. In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 4 is hereby filed to reallocate the Carried Forward Shares from the 1993 Plan to the 2004 Plan.
     This Post-Effective Amendment to the Registration Statement shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 464 under the Securities Act of 1933.
EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

24.1	Powers of Attorney (filed herewith)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, T. Rowe Price Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 4 to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on this 4 day of June, 2010.

T. ROWE PRICE GROUP, INC.
By:	/s/ Kenneth V. Moreland
Kenneth V. Moreland
Vice President and Chief Financial Officer

     No other person is required to sign this Post-Effective Amendments No. 4 in reliance upon Rule 478 of the Securities Act of 1933, as amended.